EXHIBIT 5

                               Brown & Wood LLP
                            One World Trade Center
                         New York, New York 10048-0057
                            Telephone: 212-839-5300
                            Facsimile: 212-839-5599

                                                        August 24, 1999

Reckson Service Industries, Inc.
225 Broadhollow Road
Melville, New York  11747

Dear Sirs:

         We have acted as counsel for Reckson Service Industries, Inc., a Delaware corporation (the "Company"), in connection with the proposed filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") for the purpose of registering 100,000 shares of Common Stock, par value $.01 per share (the "Common Stock") of Reckson Service Industries, Inc. In such capacity, we have examined the First Amended and Restated Certificate of Incorporation and Bylaws of the Company, the Reckson Service Industries, Inc. 1998 Employee Stock Option Plan (the "Plan"), and such other documents of the Company as we have deemed necessary or appropriate for the purposes of the opinion expressed herein.

         Based upon the foregoing, we advise you that, in our opinion when the shares of Common Stock to be issued pursuant to the Plan have been issued and paid for in accordance with the terms of the Plan and the Registration Statement, such shares will be legally issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

                                                        Very truly yours,

                                                        /s/ Brown & Wood LLP